Exhibit (k)(2)

Execution

MASTER ADMINISTRATION AGREEMENT

This MASTER ADMINISTRATION AGREEMENT ( “Agreement”) dated and effective as of May 20, 2026, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and each of the entities set forth on Schedule A hereto (each such entity, a “Fund” and collectively, the “Funds”).

WHEREAS, G-X Private Equity is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services to such Fund, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. Each Fund hereby appoints the Administrator to act as administrator to such Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein. In the event that there is any Fund in addition to those listed on Schedule A hereto with respect to which a Fund desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing. Upon written acceptance by the Administrator, such investment company shall become a Fund hereunder (and Schedule A hereto shall be deemed to be amended accordingly) and shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Fund and the Administrator at the time of the addition of such Fund.

2. Delivery of Documents. Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any, as applicable to the Fund:

(a) The Fund’s constitutive and governing documents and all amendments thereto, if any;

(b) The Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act, and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund, and all amendments and supplements thereto as in effect from time to time;

(c) A copy of the resolutions or other applicable approval or authorization of the board of trustees, general partner, managing member or similar governing body or entity of each Fund (the “Board”) certified by the Fund’s Secretary or other applicable person authorizing (1) the Fund to enter into this Agreement and (2) certain individuals or persons (“Authorized Persons”) on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

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(d) A copy of the investment advisory agreement between the Fund and its investment adviser; and

(e) Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. Representations and Warranties of the Administrator.

The Administrator represents and warrants to each Fund that:

(a) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b) It has the power and authority to carry on its business in The Commonwealth of Massachusetts;

(c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d) No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

(e) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. Representations and Warranties of the Fund. Each Fund represents and warrants to the Administrator that:

(a) It is a Delaware statutory trust or such other corporate form as listed on Schedule A, as applicable, and is duly organized, existing and in good standing under the laws of its jurisdiction of formation;

(b) It has the power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

(c) All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

(d) As of the effective date of this Agreement, all necessary filings under the securities laws of the states and other jurisdictions, as applicable, in which the Fund offers or sells its shares or interests, as applicable, have been made;

(e) No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

(f) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

5. Administration Services. The Administrator shall provide the services as listed on Schedule B (with respect to each Fund, as specifically selected on Schedule A), subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

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The Administrator shall perform such other services for each Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees and expenses as may be mutually agreed upon in writing. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. Fees; Expenses; Expense Reimbursement. The Administrator shall receive from the applicable Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be due and payable upon the receipt of the final invoice. In addition, the applicable Fund shall reimburse the Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The applicable Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, expenses not assumed by the Administrator, include, but are not limited to, as applicable to the relevant Fund: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements, and any amendments and supplements thereto and shareholder reports; costs of Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund’s net asset value.

Information Classification: Limited Access

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. Instructions and Advice. At any time, the Administrator may apply to any officer or other Authorized Persons of the applicable Fund for instructions and may consult with outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

Subject to Section 8 hereof, the Administrator shall not be liable, and shall be indemnified by the applicable Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons in conformity with security procedures established by the Administrator from time to time. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Fund. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. Limitation of Liability and Indemnification. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the applicable Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, willful default, or fraud of the Administrator, its officers or employees. Neither the Funds nor the Administrator shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Funds under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Funds including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2027 and terminating on December 31, 2027 shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis.

Information Classification: Limited Access

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

The applicable Fund shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the applicable Fund or upon reasonable reliance on information or records given or made by such Fund or its investment adviser or general partner, as applicable, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, bad faith or willful default, or fraud.

The indemnification contained herein shall survive the termination of this Agreement.

9. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations. Subject to Section 10 below, all confidential information provided under this Agreement by the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services pursuant to the Agreement and discharging the receiving party’s other obligations under this Agreement or managing the business of the receiving party and its affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management, and except as may be required by the foregoing shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the Disclosing Party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10. Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and

Information Classification: Limited Access

to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Administrator and its Affiliates may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support.

(b) Subject to paragraph (d) below, the Administrator and/or its Affiliates may use any Confidential Information of the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Fund acknowledges that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11. Compliance with Governmental Rules and Regulations; Records. Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator assumes full responsibility for complying with all laws applicable to it in connection with its performance of the services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the applicable Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the applicable Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in machine-readable form.

12. Services Not Exclusive. The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

Information Classification: Limited Access

13. Effective Period and Termination. This Agreement shall become effective as of its execution, shall continue in full force and effect until termination as hereinafter provided and may be terminated by any party by an instrument in writing delivered in accordance with Section 14, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing. Upon termination of this Agreement pursuant to this paragraph, each Fund shall pay to the Administrator such compensation as may be due as of the date of such termination and shall likewise reimburse the Administrator for its reasonable costs, expenses and disbursements.

14. Notices. All notices and other communications as required or permitted hereunder shall be in writing and deemed to have been given when delivered in person, through electronic mail or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the Administrator at the following address and to each Fund at its address set forth on Schedule A (or such other address as a party may specify by written notice to the other):

If to the Administrator:

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Attention: Tara Stevens

With a copy to:

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114-2016

Attn: Senior Vice President

15. Amendment. This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

16. Delegation. The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”), who shall be subject to substantially similar confidentiality obligations provided herein, to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of any Fund. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

17. Assignment. This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

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18. Successors. This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

19. Data Protection. The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

20. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

22. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

23. Governing Law. This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of the state of New York, without regard to its conflicts of laws rules.

24. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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26. Additional Funds. If a new fund, in addition to those listed on Schedule A as of the date hereof, is established and desires the Administrator to render services to it as administrator under the terms of this Agreement, the Fund shall so notify the Administrator in writing. If the Administrator agrees in writing to provide the services, the new fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof, including, without limitation, the representations and warranties as set forth herein.

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Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by authorized persons designated below as of the date first written above.

G-X PRIVATE EQUITY

By:	/s/ Mitch Howell
Name: Mitch Howell
Title: Co-Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Timothy Bias
Name:	Timothy Bias
Title:	Managing Director

State Street: Select Classification Level

[Master Administration Agreement Signature Page]

Information Classification: Limited Access

Schedule A

G-X Private Equity	G-X Private Equity c/o Goldman Sachs Asset Management, L.P.
200 West Street
New York, NY 10282 Attention: Legal Department

Email: caroline.kraus@gs.com; david.plutzer@ny.email.gs.com; curtis.tate@gs.com
Telephone: (212) 902-8848
Facsimile: (212) 357-9429

State Street: Select Classification Level

Information Classification: Limited Access

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	[Reserved];

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	Post-Trade Investment Compliance Testing Services in Schedule B4 attached hereto;

V.	Fund Administration CFTC Services in Schedule B5 attached hereto;

VI.	Form N-PORT Related Services as described in Schedule B6 attached hereto; and

VII.	Accounting Services as described in Schedule B7 attached hereto.

State Street: Select Classification Level

Information Classification: Limited Access

SCHEDULE B1

Fund Administration Treasury Services

a.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit work papers and other schedules;

b.

Prepare for the review by designated officer(s) of the Fund, the Fund’s financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the SEC as part of or in connection with such Fund’s Registration Statement, annual reports on, annual and semi-annual shareholder reports, and other reports and forms of filings as may be mutually agreed upon;

c.

Prepare for the review by designated officer(s) of the Fund, annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a quarterly basis, arrange for payment of the expenses of such Fund, review calculations of fees paid to such Fund’s investment adviser, and obtain authorization of accrual changes and expense payments.

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State Street: Select Classification Level

B2-1

Information Classification: Limited Access

SCHEDULE B2

[Reserved]

State Street: Select Classification Level

B2-2

Information Classification: Limited Access

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare for filing with the SEC the following documents: Form N-PORT, Form N-CSR, Form N-PX, and Form N-CEN;

b.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

c.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

d.

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the investment adviser of the Fund on those developments and provide related planning assistance where requested or appropriate; and

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State Street: Select Classification Level

B3-1

Information Classification: Limited Access

SCHEDULE B4

Post-Trade Investment Compliance Testing Services

The Administrator shall:

a.

Provide daily testing of the Fund with respect to compliance with the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including, Prospectus, Statement of Additional Information (SAI), and/or Investment Adviser Guideline(s).

b.	Provide quarterly testing of the Fund with respect to compliance with requirements of the Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L).

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State Street: Select Classification Level

B4-1

Information Classification: Limited Access

SCHEDULE B5

Fund Administration CFTC Services

Subject to the authorization and direction of the Fund, State Street will provide the CFTC Services set forth on this Schedule B5 (the “CFTC Services”) to assist the Fund and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B5. These responsibilities do not include: (i) determination of the Fund’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Fund uses the CFTC Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Fund should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Fund currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Fund with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Fund. The Fund is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Fund is responsible for arranging, in each case where appropriate, for the review and comment by Fund’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Fund is solely responsible for determining Fund’s status as a CPO, and/or Fund’s eligibility for an exclusion from classification as a CPO.

The Fund shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party (including, without limitation, the Fund’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Fund) authorized by the Fund to provide such information to the Administrator and on any instructions received from the Fund. The Fund and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Fund or any third party, and any instructions provided to the Administrator by the Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Fund or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party to provide it with the information required.

Information Classification: Limited Access

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Fund and the Administrator, the Administrator will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.

As applicable, prepare the Fund’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

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Information Classification: Limited Access

SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Fund (including from any third parties with whom the Fund will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Fund, the Administrator’s internal systems and, in the case of Subsidiaries not administered by the Administrator or its affiliates, third party Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Fund and (ii) annual updates of Form N-CEN for review and approval by the Fund.

•	The Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Fund of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Fund, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Fund, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

•

Following review and final approval by the Fund of each such draft Portfolio of Investments, and at the direction of and on behalf of each Fund, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	[Reserved]

Information Classification: Limited Access

Fund Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Fund by the Administrator is subject to the following terms and conditions:

1. The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Fund shall be as provided in such respective other agreements between the Administrator or its affiliates and the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Fund under the Other Fund Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Administrator, the Fund acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Fund), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Fund, the Administrator and the Fund will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

Information Classification: Limited Access

•	SEC filing classification of the Fund (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Fund acknowledges that it has provided to the Administrator all material assumptions used by the Fund or that are expected to be used by the Fund in connection with the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Fund will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Fund or otherwise previously approved by the Fund in connection with the Administrator’s provision of the Services. The Fund acknowledges that the completion of Form N-PORT and Form N-CEN, Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Fund.

The Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Fund (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Fund acknowledges and agrees on the following matters:

(A) The Fund has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Fund has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Fund uses Services to comply with any law, regulation, agreement, or other Fund obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

Information Classification: Limited Access

(C) The Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Fund (“Materials”) (a) for the internal business purpose of the Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Fund may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Fund, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Fund, “Fund Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Fund has separate license rights with respect to the use of such Third Party Data). Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Fund shall limit the access and use of the Services and the Materials by any Fund Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Fund shall be responsible and liable for all acts and omissions of any Fund Parties.

(E) The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Fund has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Fund automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Fund.

(F) The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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Information Classification: Limited Access

Schedule B7

Fund Accounting Services

The Administrator shall maintain the books of account of the Fund and shall perform the following duties in the manner prescribed by the Fund’s Governing Documents:

a.	Record general ledger entries;

b.	Accrue/calculate monthly expenses;

c.	Calculate monthly income;

d.	Reconcile monthly activity to the trial balance;

e.	Calculate monthly net asset value (“NAV”);

f.	Maintain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

g.	Calculate fees such as but not limited to advisory fees in accordance with the applicable legal agreements;

h.

Provide such other accounting services as directed by the Fund, and mutually agreed upon by the Administrator, which may be required to enable the Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles;

i.	Maintain database detail of portfolio investments and record investment activity;

j.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

k.

Reconcile information received from the Fund’s investment adviser against financial reports as provided by underlying fund investments, including but not limited to committed capital, capital contributions, unfunded committed capital and distributions received for each underlying fund investment.

The Fund shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund’s Governing Documents. The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

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Information Classification: Limited Access